Exhibit 10.18

August 1, 2019

Kristy Sundjaja
sundjaja@gmail.com

Dear Kristy,

We are thrilled at the prospect of you joining Taboola, Inc. (the “Company”).  When signed by both you and the Company, this letter (“Offer Letter”) will set forth the terms and conditions of your employment with the Company.

Section 1.          START DATE, POSITION AND DUTIES.  Your anticipated start date is Oct. 1st, 2019.  You will hold the title of SVP People Operations, reporting to the President & COO, currently Eldad Maniv.  You shall be in charge of managing the strategy and processes related to building and retaining and exceptional team of professionals as well as be an advocate of Taboola's culture and values, partnering with our business leaders to help them build their organizations and constantly improve them. You shall perform duties customarily associated with your position, including, but not limited to providing consultation to the business regarding HR related items, plan and roll-out HR programs and initiatives, and identify and propose solutions to improve HR policies. You shall be part of the Company’s senior executive team and will also be responsible for any other duties that may be assigned to you by the company from time to time. Your principal place of employment will be in New York, New York.  Your title, job duties, and reporting relationship may be changed by the company, at any time, in its sole discretion.  Your employment will be on a full-time basis, and you shall devote your full business time, attention, skill, and best efforts to the performance of your duties.  You shall not engage in any other activities that will interfere with your employment or present a conflict of interest with your employment while employed by the company.

Taboola, Inc.
Headquarters:  1115 Broadway, 7th Floor, New York, NY 10010
www.taboola.com

Section 2.          COMPENSATION

(a)         Base Pay. You will be paid an annual base salary of $300,000 on a semi-monthly basis at the rate salary of $12,500. You will be paid in accordance with the regular payroll practices of the Company, which may be amended at any time by the Company in its sole discretion. Your compensation will be subject to federal, state and local withholdings and deductions that the Company is obligated to make under applicable law. Your position is exempt, which means that you are not entitled to overtime pay under federal and state law.

(b)        Target Bonus. You may be eligible to receive an annual discretionary bonus of up to $150,000 a year (“Target Bonus”). The actual amount of such discretionary bonus, if any, will be determined by the Company in its sole discretion, based upon, among other things, the Company’s performance, your achievement of a series of performance milestones, and any other factors that the Company deems appropriate. For partial calendar years, the Target Bonus, if any, will be pro-rated. Please note that your achievement of such milestones, as well as the amount of any bonus, is at the sole discretion of the Company. To be eligible for a bonus payment, if any, you must be employed in good standing by the Company, and you must not have given or received notice of your termination on, or prior to, the date of payment of such bonus.

(c)         Stock Options. We will recommend to the Board of Directors of the Company’s parent company, Taboola.com LTD, an Israeli company (the “Parent Company”), that you be granted an option to purchase up to 75,000 (seventy-five thousand) ordinary shares of the Parent Company under its stock option plan dated as of September 1, 2016 (the “Plan”). Shares may be purchased at fair market value as determined by the Board of Directors of the Parent Company on the date the Board approves such grant. You will vest in 25% of the option grant after 12 months of continuous service, and an additional 6.25% of the option grant per quarter thereafter, so long as you remain employed by the Company and in good standing.  Notwithstanding the foregoing, the grant of such options is subject to the Parent Company’s approval and is not a promise of compensation or intended to create any obligations on the part of the Company.  Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by Parent Company’s Board.  Your participation in any stock option or benefit does not guarantee continuing employment for any particular period of time.

Taboola, Inc.	2
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

(d)         Restricted Stock Units.  We will recommend to the Board of Directors of the Parent Company that you be granted an award of restricted stock units with respect to 75,000 (seventy-five thousand) ordinary shares of the Parent Company (the “RSUs”).  The RSUs will be subject to vesting as follows: 25% of the RSUs will vest after 12 months of continuous service, and an additional 6.25% of the RSUs will vest each quarter thereafter, so long as you remain employed by Company and in good standing, and will be further subject to additional vesting conditions as will be specified in the Parent Company’s standard Restricted Share Unit Award Agreement that will be executed by you and the Parent Company. Notwithstanding the foregoing, the grant of such RSUs is subject to the Parent Company’s approval and is not a promise of compensation or intended to create any obligations on the part of the Company. Further details on the RSUs will be provided upon approval of such grant by the Parent Company’s Board. Your participating in any RSU or benefit does not guarantee continuing employment for any particular period of time.

(e)        Notwithstanding the foregoing vesting schedules in subparagraphs (c) and (d) of this paragraph, vesting will be fully accelerated in the event of a Merger/Sale transaction (as such term is defined in the Plan) if your engagement with the Company is terminated by the Company without Cause (as such term is defined in the Plan) or by you for Good Reason within 12 months following consummation of such Merger/Sale transaction. “Good Reason” shall mean any of the following: (i) a material reduction in your level of base compensation or other material benefits; (ii) a material breach by the Company of this Offer Letter that is not cured within 14 days from the time of receipt by the Company of a written demand to cure such breach, or (iii) a material and adverse change in your title, duties or responsibilities with the Company. Notwithstanding the foregoing, the following shall not be deemed a basis for termination for Good Reason: (i) any change in the terms of engagement, duties or responsibilities agreed with you in advance in writing; and (ii) the decision of Board of Directors of the Parent Company that you are  not entitled to receive any discretionary bonus amount or any other discretionary payment or benefit.

Taboola, Inc.	3
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

Section 3.          AT-WILL EMPLOYMENT.  By reviewing and signing this Offer Letter, you confirm your understanding that your employment with the Company will be “at-will,” meaning that either you or the Company can terminate your employment at any time, for any reason, with or without notice.  Neither this Offer Letter nor the Company’s maintenance of any personnel policies, procedures or benefits constitutes a contract of employment for a set period of time or a guarantee of specific benefits or treatment.  Although the Company’s personnel policies, procedures and benefits may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Section 4.          EMPLOYEE BENEFITS AND PAID TIME OFF.

(a)         You will be eligible to participate in health insurance and other benefits provided by the Company effective on your first day of the month after your employment begins.  Currently, the Company offers the following benefits: medical, dental, vision, FSA, dependent care FSA, and pre-taxed transit. Additionally, you will be eligible for up to 15 PTO days per year, pro-rated based on your start date and any partial years.  Further information regarding the Company’s PTO policies and Company holidays will be provided in the Company’s handbook when you begin your employment.  Nothing contained herein shall be construed to limit the Company’s ability, in its sole discretion, to modify, amend, suspend, or terminate any employee benefit plan or policy at any time, with or without notice.

Taboola, Inc.	4
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

Section 5.         NON-DISCLOSURE AGREEMENT.  As a condition of your employment with the Company, and in consideration of the compensation set forth herein, you agree to execute, deliver to the Company, and fully abide by the Company’s Non-Disclosure, Non-Competition, Non-Solicitation and Assignment of Developments Agreement (“Non-Disclosure Agreement”), enclosed herewith.

Section 6.          ELIGIBILITY TO WORK

(a)          Employment Eligibility. If you accept this offer, it will be necessary for you to verify your eligibility to work in the United States by completing a Form I-9 and providing appropriate documentation on your first day of employment.  An Employment Eligibility Verification form (“Form I-9”) and instructions for its completion are enclosed. You must complete Section 1 of Form I-9 and bring it and proper proof of identity and employment eligibility (described on page 9 of the Form I-9) on your first day of employment with the Company.

Section 7.           GOVERNING LAW; DISPUTE RESOLUTION.

(a)          Governing Law.  This Offer Letter shall be governed and construed in all respects by the laws of the State of New York without giving effect to the conflict of laws principles of such state.

(b)         Dispute Resolution.  The Company’s standard Mutual Agreement to Arbitrate Claims (“Arbitration Agreement”) is enclosed.  Arbitration is not a mandatory condition of your employment at the Company, and you may opt out of arbitration as set forth the Arbitration Agreement.

Section 8.           ENTIRE AGREEMENT.  This Offer Letter, together with the Arbitration Agreement and the Non-Disclosure Agreement attached hereto, constitutes the entire understanding and agreement between you and the Company regarding your employment, and supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements (oral or written) between you and the Company relating to the subject matter set forth herein.

Taboola, Inc.	5
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

Section 9.           COUNTERPARTS. This Offer Letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Offer Letter may be by actual, electronic or facsimile signature.

On behalf of the Company, we are extremely excited at the prospect of you joining Taboola.  You may indicate your agreement with the aforementioned terms and conditions and accept our offer by signing and dating this Offer Letter, the attached Arbitration Agreement (if you do not opt-out) and the attached Non-Disclosure Agreement, and returning same to Mackenzie Sulenski. This offer, if not accepted, will expire at the close of business on August .  We look forward to you working at Taboola.

TABOOLA, INC. /s/ Adam Singolda By: Adam Singolda Title: CEO

AGREED AND ACCEPTED:

Kristy Sundjaja
Print Name

/s/ Kristy Sundjaja
Signature

September 4, 2019
Date

Attachments

Non-Disclosure Agreement

Arbitration Agreement

Taboola, Inc.	6
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

Non-Disclosure, Non-Competition, Non-Solicitation and Assignment of Developments Agreement

I, Kristy Sundjaja, in consideration of my employment at will with Taboola, Inc. (“the “Company”), and the salary or other compensation to be paid for my services during my employment with the Company, agree as follows:

1.          Duties. I accept new employment or continuing employment with the Company. I agree that I will devote my full business time, attention, and ability to the business affairs of Company. I acknowledge that as an employee, I have a duty of loyalty to the Company.

2.          Nature of Employment. My employment with the Company is voluntarily entered into, and I am free to resign at will at any time, with or without cause. Similarly, the Company may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal or state law.

3.           Confidential Information.

a.          Definition of Confidential Information. For the purpose of this agreement, Confidential Information means proprietary or confidential information of the Company that is not otherwise generally known to the public, relating or pertaining to the Company’s business, projects, products, customers, inventions, or trade secrets, including, but not limited to, business and financial information; Company techniques, technology, practices, operations, and methods of conducting business; information technology systems and operations; algorithms, software, and other computer code; information concerning the identities of the Company’s business partners and clients or potential business partners and clients, including names, addresses, and contact information; customer information, including prices paid, purchase history and needs; supplier names, addresses, and pricing; and Company pricing policies, marketing strategies, research projects or developments, products, legal affairs, and future plans relating to any aspect of the Company’s present or anticipated businesses. The definition of “Confidential Information” does not include employee terms and conditions of employment, and I understand that I have a right under the law to discuss my terms and conditions of employment with others.

Taboola, Inc.	7
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

b.         Non-Disclosure of Confidential Information. In my employment with the Company, I will have access to Confidential Information. The protection of Confidential Information is vital to the interests and success of the Company. As such, I agree that I will not acquire, use, publish, disclose or communicate any Confidential Information to any person or entity (a) during my employment, except as expressly authorized by and for the benefit of the Company and in the course of my duties as an employee or (b) at any time after my employment ends. However, nothing in this agreement prohibits me from reporting an event that I reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). The DTSA provides that no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document contain the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Taboola, Inc.	8
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

4.          Access to and Return of the Company’s Property. I acknowledge and agree that during my employment I shall not make, use or permit to be used by any person any Company property, including, but not limited to, computers, cell phones, software programs, software code, data, keys, access cards, and any materials or documentation containing Confidential Information, in any manner other than for the benefit of the Company. I have no privacy rights with respect to any such property, and that I will turn over to the Company any such property immediately upon request. I further agree that upon the termination of my employment with the Company, I will immediately return to the Company any and all the Company property in my possession or under my control.

5.           Assignment of Developments.

a.         Definition of Developments. For the purpose of this Agreement, Developments shall mean any and all inventions, discoveries, designs, developments, concepts, techniques, procedures, algorithms, products, improvements, business plans, and intellectual property.

b.         Assignment of Developments. By signing this agreement, I agree to make prompt and complete written disclosure to the Company, and assign to the Company or its designee, my entire right, title, and interest in and to Developments that I may solely or jointly develop, reduce to practice, or otherwise produce during my employment with the Company, whether or not during working hours, if those Developments pertain to the business of the Company, are aided by the use of time, material or facilities of the Company, and/or relate to any of my work during the period of my employment with the Company. I further agree that my disclosure and assignment obligations under this paragraph apply to any Developments made by me within one (1) year following the termination of my employment with the Company, if those Developments involve research of the Company and/or incorporate any Confidential Information.

Taboola, Inc.	9
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

c.         Other Developments. If I wish to clarify that a Development created by me prior to my employment, which relates or may relate to the Company’s actual or proposed business, is not within the scope of the Assigned Developments under this Agreement, then I have listed it on Exhibit A in a manner that does not violate any third party rights. If I use or disclose any prior Developments when acting within the scope of my employment, I hereby grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, transferable, sub-licensable right and license to use, disclose, exploit and exercise all rights in such prior Developments, including any Intellectual Property Rights therein.

d.         Assistance. I agree that I will execute all documents and take all other actions reasonably requested by the Company in order to carry out and confirm the assignments contemplated by this Agreement, including without limitation applications for patents, registered designs, certificates of authorship, and other instruments or intellectual property protections appropriate to protect and enforce intellectual property rights throughout the world. I understand this obligation applies both during my employment and thereafter.

Taboola, Inc.	10
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

6.           Non-Solicitation of Customers, Employees and Business Partners.

a.          Customers. Except with the prior written consent of the Company, during the period of my employment with the Company and for a period of one (1) year after the cessation of my employment with the Company, I will not, in any manner whatsoever, directly or indirectly, on my own behalf or on behalf of or in association with any other person or entity, except for the benefit of the Company, (a) solicit, procure, accept, refer, place, service or encourage the business or accounts (i) of any customer of the Company with whom I had knowledge, contact or dealings during my employment, (b) encourage any customer to discontinue doing business with the Company, (c) reveal the names and addresses of any such customers to anyone without the customer’s express, written permission, (d) provide information relating to these customers to anyone else or conspire with others to enable them to solicit or obtain said customers or to do what I am prohibited from doing myself, or (e) interfere in any manner with the Company’s relationship(s) with its customers.

b.          Employees and Business Partners. Except with the prior written consent of the Company, during the period of my employment with the Company and for a period of one (1) year after the cessation of my employment with the Company, I will not, in any manner whatsoever, directly or indirectly, on my own behalf or on behalf of or in association with any other person or entity, solicit or attempt to hire or attempt to induce, encourage or entice (1) any employee of the Company to terminate his or her employment with the Company or (2) any business partner (including suppliers, contractors, vendors, franchisors and licensors) to discontinue dealing with the Company, to terminate any franchise or license and/or to in any way affect the Company’s contractual or economic relationship with any employee or business partner.

7.         Non-Competition. During the period of my employment with the Company and for a period of one (1) year after the cessation of my employment with the Company for any reason, I agree that I will not, in any manner whatsoever, directly or indirectly, whether on my own behalf or on behalf of any other entity, engage in or support the development, manufacture, marketing, or sale of any product or service that competes or is intended to compete with any product or service sold, offered, or otherwise provided by the Company (or intended to be sold, offered, or otherwise provided by the Company in the future).

Taboola, Inc.	11
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

8.           No Conflicting Obligations. By signing this Agreement, I represent and warrant as follows:

a.          I am not bound by the terms of any agreement containing any non- competition, non-solicitation or similar restriction that would prevent or interfere in any way with my ability to accept the Company’s offer of employment and/or to fully perform my duties and responsibilities in my employment.

b.           I have not taken, and will not disclose or use in my employment with the Company, any trade secret, confidential and/or proprietary information or materials from any past employer or other third party.

c.           I have disclosed, complied with, and will comply with, any and all covenants, agreements or contracts I have entered into with any past employer.

9.         Disclosure of Restrictions. During my employment with the Company and for one year thereafter, I will disclose and provide a copy of this Agreement to any prospective new employer, business partner, or investor before accepting employment or engaging in any business venture.

10.        Enforcement. I acknowledge and agree that a violation of any term, provision, covenant, or condition of Paragraphs 3, 5, 6 or 7 by me shall result in irreparable injury and damage to the Company that cannot be adequately compensated in money damages, and that the Company will have no adequate remedy at law for such violation(s). Accordingly, the Company and I agree that, in addition to any other legal and equitable remedies the Company may have, including money damages, the Company shall be entitled to such temporary, preliminary or permanent restraining orders, decrees or injunctions as may be deemed necessary to protect the Company against or to halt such violation(s), without the necessity of posting a bond. I further agree that the Company shall be entitled to recover costs and reasonable attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement.

Taboola, Inc.	12
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

11.        Entire Agreement. This Agreement supersedes all previous written or oral agreements with respect to the subject matter hereof. I acknowledge that this agreement does not create a contract of employment for any particular term, and shall not be deemed to alter the at- will nature of my employment with the Company. I further acknowledge and understand that either the Company or I can terminate my employment at any time, for any reason or no reason at all, with or without notice. I further acknowledge that no verbal or written statements of any kind by any person may contradict or alter the terms of this agreement or my at-will status, unless contained in a separate written contract signed by a duly authorized officer of the Company.

12.       Severability. If any provision or part of a provision of this Agreement is found to be in violation of law or otherwise unenforceable in any respect, the remaining provisions or part of a provision shall remain unaffected and the Agreement shall be reformed and construed to the maximum extent possible as if such a provision or part of a provision held to be in violation of law or otherwise unenforceable had never been contained herein.

13.        Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as though made and to be fully performed in said State.

Taboola, Inc.	13
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

14.        Successors and Assigns. This Agreement shall be binding upon my heirs, executors, administrators and assigns and shall be enforceable by the Company and its successors and assigns.

Employee: /s/ Kristy Sundjaja	Date: 9/5/2019
Signature

Taboola, Inc.	14
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

ARBITRATION AGREEMENT

1.          Arbitration. This Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). This Agreement applies to any dispute arising out of or related to Employee's (sometimes “you” or “your”) employment with Taboola Inc. (“Company”) or relationship with any of its agents, employees, affiliates, successors, subsidiaries, assigns or parent companies or termination of employment regardless of its date of accrual and survives after the employment relationship terminates. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration. Except as otherwise stated in this Agreement, you and the Company agree that any legal dispute or controversy covered by this Agreement, or arising out of, relating to, or concerning the validity, enforceability or breach of this Agreement, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, and not by court or jury trial, to be held (unless the parties agree in writing otherwise) within 45 miles of where you are or were last employed by the Company. The AAA Rules may be found at www.adr.org or by searching for “AAA Employment Arbitration Rules” using a service such as www.Google.com or www.Bing.com or by asking the Company’s Human Resources Manager (Tel. 212-206-7663) for a copy of the rules. If for any reason the AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator.

Taboola, Inc.	15
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

Except as it otherwise provides, this Agreement also applies, without limitation, to disputes with any entity or individual arising out of or related to the application for employment, background checks, privacy, the employment relationship or the termination of that relationship, trade secrets, unfair competition, compensation, classification, minimum wage, seating, expense reimbursement, overtime, breaks and rest periods, termination, retaliation, discrimination or harassment and claims arising under the Fair Credit Reporting Act, Defend Trade Secrets Act, Civil Rights Act of 1964, 42 U.S.C. §1981, Rehabilitation Act, Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, Equal Pay Act, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, state statutes or regulations addressing the same or similar subject matters, and all other federal or state legal claims arising out of or relating to your employment or the termination of employment (including without limitation torts and post-employment defamation or retaliation).

All claims in arbitration are subject to the same statutes of limitation that would apply in court. You and the Company shall follow the AAA Rules applicable to initial filing fees, but in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. Discovery will be conducted in accordance with the AAA Rules. The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

Taboola, Inc.	16
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

This Agreement does not apply to litigation between you and the Company pending in a state or federal court as of the date of your receipt of this Agreement. This Agreement also does not apply to claims for workers compensation, state disability insurance or unemployment insurance benefits. Nothing contained in this Agreement shall be construed to prevent or excuse you (individually or in concert with others) or the Company from utilizing the Company's existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief; provided, however, that all issues of final relief shall be decided in arbitration, and the pursuit of the temporary or preliminary injunctive relief described herein shall not constitute a waiver of rights under this Agreement.

Nothing in this Agreement prevents you from making a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, U.S. Securities and Exchange Commission, or the National Labor Relations Board. Nothing in this Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Agreement. Nothing in this Agreement prevents or excuses a party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in arbitration. The Company will not retaliate against me for filing a claim with an administrative agency or for exercising rights (individually or in concert with others) under Section 7 of the National Labor Relations Act.

Disputes between the parties that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) or as provided by an Act of Congress are excluded from the coverage of this Agreement.

Taboola, Inc.	17
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

Notwithstanding anything to the contrary herein, claims for sexual harassment (i.e., quid pro quo or hostile environment claims, as defined by the U.S. Supreme Court interpreting federal law) are not subject to mandatory arbitration; rather, I may elect to arbitrate such claims (in accordance with the terms of this Agreement) or pursue such claims in court, and my election shall be binding on Taboola and me. However, nothing in this arbitration agreement prevents or excuses me from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing any such claim in court or arbitration. In addition, nothing in this arbitration agreement constitutes a waiver of either party’s right to seek a stay of court proceedings, pursuant to 9 U.S.C. § 3.

2.           Class and Collective Action Waiver. Private attorney general representative actions are not arbitrable, not within the scope of this Agreement and may be maintained in a court of law. However, this Agreement affects your ability to participate in class or collective actions. Both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or as a member in any such class or collective proceeding (“Class Action Waiver”). Notwithstanding any other provision of this Agreement or the AAA Rules, disputes regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (1) the dispute is filed as a class or collective action and (2) there is a final judicial determination that all or part of the Class Action Waiver is unenforceable, the class or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. You will not be retaliated against, disciplined or threatened with discipline as a result of your exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class or collective actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Taboola, Inc.	18
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

3.          Your Right to Opt Out of Arbitration. Arbitration is not a mandatory condition of your employment at the Company, and therefore you may submit a statement notifying the Company that you wish to opt out and not be subject to this Agreement. In order to opt out, you must notify the Company of your intention to opt out by submitting a signed and dated statement on an "Arbitration Agreement Opt Out Form" that can be obtained from and returned to the Company's Human Resources Manager, 1115 Broadway, 7th Floor, New York, NY, 10010 (Tel. 212-206-7663) or by submitting to Karen Warner a written notice stating that you are opting out of this Agreement. In order to be effective, your opt out notice must be provided within 30 days of your receipt of this Agreement. If you opt out as provided in this paragraph, you will not be subject to any adverse employment action as a consequence of that decision and may pursue available legal remedies without regard to this Agreement. If you do not opt out within 30 days of your receipt of this Agreement, continuing your employment constitutes mutual acceptance of the terms of this Agreement by you and the Company. You have the right to consult with counsel of your choice concerning this Agreement.

4.          Enforcement of this Agreement. This Agreement replaces all prior agreements regarding the arbitration of disputes (including without limitation any arbitration provisions contained in an employee handbook) and is the full and complete agreement relating to the formal resolution of disputes covered by this Agreement. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. This Agreement does not in any way alter the “at-will” status of Employee's employment.

Taboola, Inc.	19
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com

AGREED: Taboola, Inc.

AGREED AND RECEIVED:

EMPLOYE NAME PRINTED: Kristy Sundjaja

EMPLOYEE SIGNATURE: /s/ Kristy Sundjaja

DATE: 9/5/2019

Taboola, Inc.	20
Headquarters: 1115 Broadway, 7th Floor, New York, NY 10010 www.taboola.com